UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 4, 2016

Zynex, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	33-26787-D	90-0275169
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9990 Park Meadows Drive Lone Tree, Colorado		80124
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 703-4906

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2016, Mr. Michael Hartberger, age 52, will commence employment at Zynex, Inc. (the “Company”) to serve as the Company’s Chief Operating Officer. As such, Mr. Hartberger will report to the Company’s Chief Executive Officer, Thomas Sandgaard, and Mr. Hartberger will be in charge Company’s operations, principally Zynex Medical, Inc. (“ZMI”) electrotherapy products. The Company closed its Pharmazy division in January 2016. Mr. Hartberger will also assist Mr. Sandgaard in dealing with the Company’s announced liquidity challenges due to low revenues and limited availability of borrowings under its existing revolving credit facility. Notwithstanding the Company being in covenant defaults under the terms of the loan agreement, the lender (TBK Bank, SSB) has continued to make advances to the Company based on cash collections and the Company has been able to utilize its key bank accounts.

Mr. Hartberger has more than 25 years’ experience in multiple industries with proven leadership in operations, general management and finance roles from start-up support to M&A and divestitures. Mr. Hartberger worked in various areas of business operations, including business and operations strategy, operations planning, quality systems, cultural change and organizational development. Prior to joining the Company, Mr. Hartberger previously worked as Chief Operating Officer and Chief Financial Officer for Peak 10 Publishing LLC. From 2013 to 2015, Mr. Hartberger worked as the Chief Operating Officer of Summit Container Corporation. Prior to working with Summit Container Corporation, Mr. Hartberger spent 12 years (from 1998 to 2010) with Plantronics, Inc. (NYSE:PLT), in two of their divisions (Clarity and Altec Lansing), he acted as Vice President of Operations, Vice President of Finance/Accounting and Director of Finance, Administration and Operations. From 1990 to 1998, Mr. Hartberger worked at Greentree Investment Corporation, in which he held various senior-level positions, with the last being Vice President/General Manager for one of Greentree Investment Corporation’s portfolio companies. Mr. Hartberger holds a Bachelor of Science degree in Accounting from Clarion University of Pennsylvania and executive studies from Harvard Law, Darden Graduate School of Business, Belmont Graduate School of Business and Slone School of Management (MIT).

There were no arrangements or understandings between Mr. Hartberger and any other person pursuant to which he was appointed as Chief Operating Officer and there is no family relationship between Mr. Hartberger and any officer or director of the Company. There have been no transactions between Mr. Hartberger and the Company required to be disclosed by Item 404(a) of Regulation S-K.

Offer Letter

The Company and Mr. Hartberger entered into an employment offer letter (the “Offer Letter”) for this position on January 12, 2016. The Offer Letter does not provide for employment for a specified term and Mr. Hartberger’s employment will be on an at-will basis. As described above, Mr. Hartberger’s start date will be February 1, 2016.

The Offer Letter provides for an initial base salary of $200,000. The Offer Letter also provides that Mr. Hartberger may earn an incentive bonus in addition to his base salary consisting of combination of cash and stock options based on his achievement of certain target results for 2016. Mr. Hartberger, dependent on meeting certain eligibility requirements, may also participate in the Company’s employee benefit plans.

Pursuant to the Offer Letter, Mr. Hartberger was awarded stock options for 200,000 shares of common stock under the Company’s stock incentive plan, which vest over 4 years and are exercisable until January 31, 2026at a strike price of $.39 per share. Mr. Hartberger’s at-will employment was approved by Mr. Sandgaard (the sole member of the Company’s Board of Directors) on January12, 2016.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

11.1	Employment Offer Letter to Michael Hartberger dated January 9, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zynex, Inc.

Date: February 9, 2016	By:	/s/ Thomas Sandgaard
Thomas Sandgaard
Chief Executive Officer